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                                                                   Exhibit 10.20

                                November 9, 2004

                        UGS CORP. INDEMNIFICATION POLICY

      Subject to the terms of this policy, UGS Corp. (the "Company") agrees to indemnify its officers who either report directly to the Chief Executive Officer or who have titles of Senior Vice President or higher, for their acts as employees of the Company.

1. The Company will indemnify an employee for acts as an employee of the Company if the employee was, is, or is threatened to be made, a party to or a participant in any threatened, pending or completed action, arbitration, investigation, inquiry or other proceeding (a "Proceeding") as a result of his actions as an employee of the Company. As an employee incurs expenses with respect to a Proceeding, the Company will pay amounts incurred for such expenses, advance amounts to pay such expenses or pay those expenses directly. The Company will also indemnify an employee for judgments, fines and amounts paid in settlement actually and reasonably incurred by the employee or on his behalf in connection with a Proceeding so long as the employee had acted other than in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Should the Company determine that the employee had acted other than in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of the Company, it may require that the employee reimburse any amounts so advanced under this policy. (Should the Proceeding be criminal, the Company will so indemnify the employee if the employee had no reasonable cause to believe that his conduct was unlawful.)

2. The Company will also indemnify an employee for acts as an employee of the Company if the employee was, is, or is threatened to be made, a witness in any Proceeding to which the employee is not a party.

3. This policy does not apply, and gives an employee no right to seek indemnity, in connection of the following:

(a) A claim against the employee for which payment has actually been received by or on the employee's behalf under any insurance policy or other indemnity provision;

(b) A claim in connection with any Proceeding initiated or brought voluntarily by the employee, including any Proceeding initiated by the employee against the Company or its directors, officers, employees or other indemnities.

4. "Expenses" includes all reasonable attorneys' fees and costs customarily incurred in connection associated with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness, in, or otherwise participating in, a Proceeding. Expenses, however, shall not include amounts paid in settlement by the employee or the amount of judgments or fines against the employee.

                              - UGS CONFIDENTIAL -